Exhibit 3.1

CERTIFICATE OF LIMITED PARTNERSHIP

OF

MAXUM ENERGY LOGISTICS PARTNERS, LP

This Certificate of Limited Partnership of Maxum Energy Logistics Partners, LP (the “Partnership”) has been duly executed and is being duly filed by the undersigned sole general partner of the Partnership in accordance with the provisions of Section 17-201 and Section 17-204(a)(1) of the Delaware Revised Uniform Limited Partnership Act (the “Act”) to form a limited partnership under the Act.

1. The name of the Partnership is Maxum Energy Logistics Partners, LP.

2. The address of the registered office of the Partnership in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of the initial registered agent of the Partnership at such address is The Corporation Trust Company.

3. The name and mailing address of the Partnership’s sole general partner is:

Maxum Energy Logistics Partners GP, LLC

20 Horseneck Lane

Greenwich, CT 06830

IN WITNESS WHEREOF, the undersigned general partner of the Partnership has executed this Certificate of Limited Partnership as of this 14th day of November 2011.

MAXUM ENERGY LOGISTICS PARTNERS GP, LLC

By:	/s/ Belinda Foxworth
Belinda Foxworth, Authorized Person